Exhibit 11.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report dated May 2, 2022, in the Annual Report on Form 1-K in connection with the Regulation A Offering of BacTech Environmental Corporation being filed with the United States Securities and Exchange Commission.

McGovern Hurley LLP

Chartered Professional Accountants

Licensed Public Accountants